The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
March 20, 2008	Jim Drewitz, Investor Relations

830-669-2466

THE ALLIED DEFENSE GROUP ANNOUNCES FOURTH QUARTER PROFIT FROM CONTINUING OPERATIONS AND
FULL-YEAR 2007 FINANCIAL RESULTS

Company Makes Significant Revenue and Profitability Improvements in Fourth Quarter
Conference Call Scheduled For 10:00AM EDT, March 26, 2008

VIENNA, Virginia, March 20, 2008 – The Allied Defense Group, Inc. (AMEX: ADG) announces fourth quarter and year end financial results for the period ended December 31, 2007.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue	$27,580	$21,140	$55,618	$87,015

Cost of Sales	18,404	24,115	49,949	81,097

Operating Expenses	7,230	8,427	31,493	31,633

Operating Income/(Loss)	1,946	(11,402)	(25,824)	(25,715)

Other Expense	(1,663)	(5,838)	(18,073)	(4,324)

Tax Expense (Benefit)	(16)	15,611	4	11,340

Earnings/(Loss) from Continuing Operations, net of tax	283	(32,851)	(43,901)	(41,379)

Earnings/(Loss) from Discontinued Operations, net of tax	(1,835)	6	22,623	282

Net Loss	$(1,552)	$(32,845)	$(21,278)	$(41,097)

Weighted Shares

Basic and diluted	8,014,514	6,139,252	7,244,983	6,065,732

Earnings/(Loss) per Share, fully diluted

from Continuing Operations, net of tax	$0.04	$(5.35)	$(6.06)	$(6.83)

from Discontinued Operations, net of tax	(0.23)	0.00	3.12	0.05

Net Loss per Share	$(0.19)	$(5.35)	$(2.94)	$(6.78)

Fourth Quarter Results – For the three months ended December 31, 2007, Allied reported net earnings of $0.3 million, or $0.04 per fully diluted share, on revenues of $27.6 million from continuing operations. This represents a $6.4 million/ 31% increase in revenues and a $33.1 million improvement in net income as compared to the three months ended December 31, 2006. The results for the quarter ended December 31, 2007 represent a 192%, 479% and 99% improvement in revenue when compared to the first, second and third quarters of 2007, respectively. Similarly, the Company reported 102%, 101% and 105% improvement for earnings/(loss) from continuing operations in the fourth quarter, when compared to the first, second and third quarters of 2007, respectively.

Full Year 2007 Results - For the year ended December 31, 2007, Allied reported a net loss from continuing operations of $43.9 million, or ($6.06) per fully diluted share, on revenues of $55.6 million, compared to a net loss from continuing operations of $41.4 million, or ($6.83) per fully diluted share, on revenues of $87.0 million, for the same period in 2006.

Discontinued Operations – During 2007, the Company completed the sale of two of its operating units - SeaSpace Corporation and The VSK Group – which closed in July and September of 2007, respectively. The results of Titan Dynamics Systems were also included in discontinued operations. Titan Dynamics was sold effective February 29, 2008.

Major General (Ret.) John Marcello, President and Chief Executive Officer of The Allied Defense Group said, “This has been a rebuilding year for ADG. It is interesting to note that nearly half of our 2007 revenues occurred in Q4. With this report, we mark our return to profitability from continuing operations and with backlog approaching historic proportions, we believe we have many excellent opportunities over the next few years.

“It’s not business as usual at ADG. We restructured and recapitalized the Company, including substantial operating improvements and efficiencies. We built a more robust financial system with stronger internal controls. We divested three non-strategic operating units and focused on our core competencies. We implemented new business development initiatives, including strategic partnerships and teaming relationships, penetrated important new markets and expanded our traditional business to accumulate years of backlog. More than $60M of our backlog is from first time customers. Most importantly, all of these efforts resulted in the improved quarterly performance we reported today. We are not the Company we were a year ago,” concluded Major General Marcello.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended December 31,				Year Ended December 31,
	2007		2006		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%

Ammunition & Weapons Effects	$21.9	79%	$13.9	66%	$38.6	69%	$67.3	77%

Electronic Security	5.7	21%	7.2	34%	17.0	31%	19.8	23%

Total	$27.6	100.0%	$21.1	100.0%	$55.6	100.0%	$87.0	100.0%

Revenue – Consolidated revenue for the three months ended December 31, 2007 was $27.6 million, compared to $21.1 million in the prior year, representing 31% growth. Consolidated revenue for the year ended December 31, 2007, was $55.6 million, compared to $87.0 million in the prior year, representing a 36% reduction.

Revenues in 2007 for the Company’s Ammunition & Weapons Effects segment (MECAR S.A. and MECAR USA) increased 58% and decreased 43% from the prior year three month and full-year periods ended December 31, 2006, respectively. The increase resulted from performance at MECAR on a significant contract in the current quarter. The decrease resulted primarily from a lower volume of MECAR contracts in process during the first half of 2007 due to an extended delay in the receipt of new orders from its largest customer. MECAR received a contract exceeding $90 million in value from this customer in July 2007, but was limited in its ability to produce under this new contract prior to the fourth quarter of 2007 as a result of the four to six month lead time required for the associated inventory purchases. Revenue for MECAR USA for the year ended 2007 was also down slightly from 2006 as a result of the completion of a major contract in early 2007.

Revenues for the Company’s Electronic Security segment (NS Microwave and Global Microwave Systems) decreased 21% and 14% from the prior year three month and full-year periods ended December 31, 2006, respectively. Order volume at NS Microwave (NSM) was lower as a result of a lag in follow-on contracts from NSM’s largest customer during the year. This offset higher order volume at Global Microwave Systems (GMS) and accounts for the revenue differential for both the three month and full-year year-over-year periods.

Net Earnings (Loss) – The Company had net earnings from continuing operations of $0.3 million and net loss from continuing operations of $43.9 million for the three month and full-year periods ended December 31, 2007, respectively, as compared to net loss from continuing operations of $32.9 million and $41.4 million for the three month and full-year periods ended December 31, 2006, respectively.

Much of the loss for the full-year period was driven by the significant reduction in revenues at MECAR. In 2007, MECAR’s cost of sales exceeded revenues as a result of low level of revenues on MECAR’s fixed cost structure. The Company restructured and reduced MECAR’s breakeven point, which, today, is estimated at approximately $80 million per year. Given the improvements at MECAR, the steep increase in backlog, and normal delivery times, MECAR expects to return to sustained profitability in 2008. MECAR continues to target new business and diversify its customer base, as evidenced by recent contract award announcements.

Earnings Per Share – Diluted earnings per share from continuing operations were $0.04 for the three months ended December 31, 2007 and diluted loss per share from continuing operations for the year ended December 31, 2007 was $6.06. This compares to diluted losses per share from continuing operations of $5.35 and $6.83 for the same periods in 2006, respectively.

Backlog –The Company reported a contractual backlog of $110.8 million as of December 31, 2007, representing a 160% increase over the December 31, 2006 backlog of $42.6 million. Additionally, the Company had unfunded backlog, which is subject to an appropriation of government funds, of approximately $102.4 million as of December 31, 2007, representing a 1,363% increase over the December 31, 2006 unfunded backlog of $7.0 million.

Balance Sheet — Certain balance sheet data is listed below:

Balance Sheet Data	As of December 31, 2007	As of December 31, 2006
Current Assets	$116,953	$119,906
Total Assets	$160,251	$168,029
Current Liabilities	$98,532	$106,463
Working Capital	$18,421	$13,443
Long Term Liabilities	$16,064	$6,219
Stockholders’ Equity	$45,655	$55,347

The Company previously reported that it was in the process of refinancing MECAR S.A.’s banking pool in Belgium. The Company is in discussions with MECAR S.A.’s existing banking pool to extend and expand the facility until November 30, 2008 contingent upon local government support.

Conference Call — The Company will be hosting a conference call on Wednesday, March 26, 2008 at 10:00 a.m. EDT. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. A replay of the call will be available from Wednesday, March 26, 2008 at 12:00 p.m., EDT, through Wednesday, April 2, 2008. To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States. To access the replay, users will need to enter the following code: 39990998.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated microwave security systems; and manufactures battlefield effects simulators and other training devices for the military. For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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